DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2011 First Quarter Earnings

(April 22, 2011 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, reported a 50.37% increase in net income and a 73.33% increase in core earnings for the first quarter of 2011, compared to the same period in 2010. Net income for the three months ended March 31, 2011 was $1.0 million compared to $675,000 for the same period in 2010.  Earnings per common share for the first quarter of 2011 were $0.32 on a fully diluted basis compared to $0.20 for the same period in 2010.

Core earnings, which is a non-GAAP measure of net income excluding gains and losses on the sale of securities and prepayment penalties, for the three months ended March 31, 2011 was $1.0 million compared to $585,000 for the same period in 2010. The Summary of Financial Statistics section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

During the quarter DNB was among 40 U.S. banks named by Keefe, Bruyette & Woods (KBW) to it's "Bank Honor Roll" of superior performers. KBW is a global, full-service investment bank that specializes exclusively in the financial services sector. Honor Roll winners are publicly traded banking companies with at least $500 million in total assets that meet the following three conditions:

•	No annual loss reported in net income per share before extraordinary items over the past 10 years.
•	2010 annual reported net income per-share before extraordinary items must have been equal to or greater than peak net income per-share over the past 10 years.
•	Consecutive increases in net income per-share before extraordinary items since 2009.

 William S. Latoff, Chairman and CEO said, “We are pleased to be among the 40 U.S. banks listed on KBW's honor roll. Further, all of the employees of DNB are proud that their hard work to remain profitable and strong has been recognized. We're seeing the results of our efforts to restructure the balance sheet to better position DNB for core earnings growth. Loan growth has been strong, the net interest margin has increased and non-interest expenses remain under control. We've also benefited from increases in fee-based income."

During the three months ended March 31, 2011, net interest income rose to $5.2 million, compared to $4.4 million for the same period in 2010. The increase was due to higher levels of average loan balances combined with a reduction in interest expense. The reduction in interest expense was due to lower rates on liabilities combined with lower average balances. The net interest margin for the three months ended March 31, 2011 was 3.61%, a 70 basis point increase over the same period in 2010.

Non-interest income for the three months ended March 31, 2011 was $961,000 compared to $1.6 million for the same period in 2010.  Included in non-interest income were gains on the sale of securities of $1,000 and $696,000 for the respective quarterly periods of 2011 and 2010. Absent the gains on the sale of securities, non-interest income was $960,000 compared to $873,000, a 10.00% increase over 2010.

 Non-interest expense for the three months ended March 31, 2011 declined $348,000 or 7.60% compared to the same period in 2010. Non-interest expense for the first quarter of 2010 included pre-payment penalties amounting to $560,000 for the pre-payment of $18.0 million of high cost FHLB borrowings. Absent these penalties, non-interest expenses increased $212,000 or 5.20%. The increase can be attributed to higher salaries & benefits as well as higher professional & consulting expenses.

William J. Hieb, President and Chief Risk & Credit Officer said, “Expense control remains a top priority for management, but as we move forward we won't stop investing in people who can drive revenue growth and on infrastructure improvements that increase productivity and efficiency."

Loan demand was steady during the first quarter of 2011 as loans grew 3.36% or $13.3 million  compared to December 31, 2010. Total assets grew 1.27% or $7.7 million during the first quarter and reflect the growth in loans, offset by a reduction in investment securities and cash & cash equivalents.

Deposits increased by $14.5 million or 2.94% to $507.2 million at March 31, 2011 compared to $492.7 million at December 31, 2010. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts, increased $21.7 million in aggregate or 6.13%, while time deposits declined $7.2 million or 5.23%. DNB’s composite cost of funds for the first quarter of 2011 dropped 62 basis points to 0.93% compared to 1.55% for the three months ended March 31, 2010.

Capital remained strong at the end of the first quarter of 2011, as DNB’s tier 1 leverage ratio stood at 9.47% and its total risk-based capital ratio stood at 14.59%, well above the levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes. These are levels management feels are appropriate for current market conditions. Stockholders' equity increased $1.2 million to $46.4 million at March 31, 2011 compared to $45.2 million at December 31, 2010, reflecting our solid earnings growth.

Asset quality improved significantly during the quarter. The level of non-performing loans to total loans was 1.67% at March 31, 2011 down from 2.62% a year earlier and 1.82% at December 31, 2010. During the first quarter of 2011 and 2010, DNB provided $426,000 for credit losses. The allowance for credit losses was $6.3 million at March 31, 2011 compared to $5.9 million at December 31, 2010. This improved our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, from 81.46% on December 31, 2010 to 92.25% on March 31, 2011.

              Chairman Latoff concluded, “We remain committed to our markets and to helping businesses grow and prosper by providing the products and services needed even in the most challenging of times.  The recognition we received from KBW reinforces our belief that consistency, stability and a focus on core earnings and balance sheet strength are critical success factors in today's challenging economic environment.”

 DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First is the oldest National Bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.  DNB's Investor Relations Site can be found at http://investor.dnbfirst.com/.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
EARNINGS:
Interest income	$6,452	$6,651
Interest expense	1,273	2,246
Net interest income	5,179	4,405
Provision for credit losses	426	426
Non-interest income	961	1,569
Non-interest expense	4,254	4,602
Income before income tax expense	1,460	946
Income tax expense	445	271
Net income	1,015	675
Preferred stock dividends and accretion of discount	154	154
Net income available to common stockholders	861	521
Net income per common share, diluted	$0.32	$0.20

PERFORMANCE RATIOS:
Interest rate spread	3.57%	2.86%
Net interest margin	3.61%	2.91%
Return on average equity	8.95%	6.25%
Return on average assets	0.68%	0.43%

	March 31,	December 31,
	2011	2010
FINANCIAL POSITION:
Securities	$148,198	$150,592
Loan and leases	409,501	396,171
Allowance for credit losses	6,307	5,884
Total assets	610,009	602,332
Deposits	507,243	492,746
Borrowings	50,430	60,230
Stockholders' equity	46,352	45,208

EQUITY RATIOS:
Tier 1 leverage ratio	9.47%	9.25%
Risk-based capital ratio	14.59%	14.28%
Book value per common share	$12.95	$12.55

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands)
(Unaudited)

Reconcilation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2011	2010

GAAP net income	$1,015	$675
Gains on sales of securities	(1)	(696)
Prepayment penalties on FHLB advances	-	560
Income tax adjustment	-	46
Non-GAAP net income (Core earnings)	$1,014	$585